Exhibit 5.1
150 Third Avenue South, Suite 2800
Nashville, TN 37201
(615) 742-6200
July __, 2011
The Chefs’ Warehouse, Inc.
100 East Ridge Road
Ridgefield, CT 06877
     Re:      Registration Statement on Form S-1 (File No. 333-173445)
Ladies and Gentlemen:
     This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-173445), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) by The Chefs’ Warehouse, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Act of 9,200,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), of which up to 4,666,667 Shares will be issued and sold by the Company and up to 4,533,333 Shares (including up to 1,200,000 Shares issuable upon exercise of an over-allotment option granted by the Selling Stockholders (as defined below)) will be sold by certain selling stockholders (the “Selling Stockholders”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters named herein (the “Underwriting Agreement”).
     We are acting as counsel for the Company and the Selling Stockholders in connection with the sale by the Company and the Selling Stockholders of the Shares. In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photostatic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.
     This opinion is limited in all respects to the Delaware Limited Liability Company Act and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws currently in effect), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on

The Chefs’ Warehouse, Inc.
July ___, 2011

the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when (i) the Registration Statement has been declared effective by the Commission; and (ii) the Shares are issued and delivered against receipt of payment therefore in accordance with the terms of the Underwriting Agreement, (1) the Shares to be issued and sold by the Company will have been duly authorized and will be validly issued, fully paid and nonassessable, and (2) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.
Very truly yours,